CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
CanArgo Announces Preliminary 2005 Year End Results
February 28, 2006 — Oslo, Norway, New York, USA — CanArgo Energy Corporation (OSE:CNR, AMEX:CNR) today announced its preliminary un-audited results for the year ended December 31, 2005, and also gave an update on its current operations in Georgia.
The results show that the net loss for 2005 was $12,335,314. This compares to the net loss for 2004 of $4,757,494. The principal reason for the increased loss was an increase in Operating Expenses which rose from $12,528,720 in 2004 to $18,591,128 in 2005. Of this $9,201,248 (2004: $5,929,256) related to selling, general and administrative expenses. The year was marked by significant additional general and administrative expenditure on professional fees principally for SOX 404 compliance, additional audit fees, capital raising and regulatory returns. Other increases were $979,542 on non-cash stock compensation expense and $394,533 for depreciation, depletion and amortization. In 2005 there was no repeat of the credit for income on dispositions of $1,606,274 in 2004. Operating Revenues from Continuing Operations, comprising of oil and gas sales, decreased from $9,574,520 in 2004 to $7,582,375 in 2005. This decrease in revenue was attributable to lower production partly offset by higher oil prices.
CanArgo also commented on operations in Georgia.
On the Ninotsminda N97H horizontal well, drilling has now been completed with a 534 metre (1,725 feet) horizontal section having been drilled through the Middle Eocene reservoir where good mud losses were observed, these indicating good permeability. It is now planned to run a 454 metre (1,490 feet) 5 inch (127 mm) slotted production liner in the horizontal section and to test the well. Testing is expected to commence within the next week and if successful it is planned to put the well on production immediately.
Perforating guns are now available at the well to commence the first part of the testing program on the Norio MK72 Oligocene section, and it is anticipated that testing with these guns on the lowermost zone will commence within the next week. Additional guns for the remaining section are to be imported into Georgia in the next few weeks.
On the Manavi M12 appraisal well the 20 inch (508 mm) casing has now been set and the well is drilling ahead in the 17 1/2 inch (445 mm) at a depth of 589 metres (1,932 feet)

using the Saipem rig. On the Manavi M11Z well, CanArgo is still anticipating the arrival of Schlumberger in April to continue the testing program on this well.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and the Caspian area.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
CANARGO ENERGY CORPORATION
Julian Hammond, Investor Relations Manager
Tel: +44 7740 576 139
Fax: +44 1481 729 982
e-mail: info@canargo.com
NORWAY
Regina Jarstein
Gambit H&K AS
Tel: +47 (22) 048206
USA
Michael Wachs
CEOcast.com
Tel: +1 212 732 4300

Consolidated Statement of Operations
Expressed in United States dollars

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Operating Revenues from Continuing Operations:
Oil and gas sales	$2,435,319	$2,127,658	$7,582,375	$9,574,520

Operating Expenses:
Field operating expenses	533,962	630,132	2,281,434	2,320,756
Direct project costs	327,473	215,525	1,458,315	1,434,114
Selling, general and administrative	3,488,466	2,200,966	9,201,248	5,929,256
Non-cash stock compensation expense	611,688	1,236,590	2,374,578	1,395,036
Depreciation, depletion and amortization	1,474,606	615,143	3,275,553	2,881,020
Impairment of oil and gas properties, ventures and other assets	—	35,260	—	174,812
Income on dispositions	—	(1,271,260)	—	(1,606,274)

	6,436,195	3,662,356	18,591,128	12,528,720

Operating Loss from Continuing Operations	(4,000,876)	(1,534,698)	(11,008,753)	(2,954,200)

Other Income (Expense):
Interest, net	(634,460)	(237,485)	(1,069,724)	(902,130)
Foreign exchange gains (losses)	127,785	(447,455)	14,450	(447,455)
Other	(155,874)	142,553	(116,271)	(790,689)
Equity Loss from investments	—	(205,230)	(155,016)	(205,230)

Total Other Expense	(662,549)	(747,617)	(1,326,561)	(2,345,504)

Loss from Continuing Operations Before Taxes	(4,663,425)	(2,282,315)	(12,335,314)	(5,299,704)
Income taxes	—	—	—	—

Loss from Continuing Operations	(4,663,425)	(2,282,315)	(12,335,314)	(5,299,704)
Net Income (Loss) from Discontinued Operations, net of taxes and minority interest	—	—	—	542,210

Net Loss	$(4,663,425)	$(2,282,315)	$(12,335,314)	$(4,757,494)

Weighted average number of common shares outstanding
- Basic	222,586,867	195,141,706	211,586,953	134,005,490

- Diluted	222,586,867	195,141,706	211,586,953	134,005,490

Basic Net Loss Per Common Share
- from continuing operations	$(0.02)	$(0.01)	$(0.06)	$(0.04)

- from discontinued operations	$—	$—	$—	$0.00

Basic Net Loss Per Common	$(0.02)	$(0.01)	$(0.06)	$(0.04)

Diluted Net Loss Per Common Share
- from continuing operations	$(0.02)	$(0.01)	$(0.06)	$(0.04)

- from discontinued operations	$—	$—	$—	$0.00

Diluted Net Loss Per Common	$(0.02)	$(0.01)	$(0.06)	$(0.04)

Other Comprehensive Income:
Foreign currency translation	—	(163,768)	—	146,463

Comprehensive Loss	$(4,663,425)	$(2,446,083)	$(12,335,314)	$(4,611,031)

Consolidated Balance Sheet
Expressed in United States dollars

	December 31,	December 31,
	2005	2004
	(Unaudited)	(Audited)
Cash and cash equivalents	$18,540,558	$24,617,047
Assets held for sale	600,000	600,000
Other current assets	9,012,784	5,819,746
Capital assets	119,048,049	72,995,666
Other Intangible assets	246,910	648,507
Investments in and advances to oil and gas and other ventures — net	—	478,632

Total Assets	$147,448,301	$105,159,598

Other current liabilities	13,075,647	7,084,901
Long term liabilities	26,524,041	1,254,165
Stockholders’ equity	107,848,613	96,820,532

Total liabilities and stockholders’ equity	$147,448,301	$105,159,598